Exhibit 5.2

[Torys LLP Letterhead]

January 10, 2012

TO: The Board of Directors of Brookfield Office Properties Canada

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Brookfield Office Properties Canada on January 10, 2012, as such may thereafter be amended or supplemented, and in the base shelf prospectus contained therein, under the caption “Legal Matters”.  In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ TORYS LLP